EXHIBIT 5.1 AND 24.1

Brewer & Pritchard A PROFESSIONAL CORPORATION ATTORNEYS & COUNSELORS	Three Riverway, 18th Floor Houston, Texas 77056 Tel: (713) 209-2950 Fax: (713) 659-5302 Email: info@BPLaw.com Website: www.BPLaw.com

EXHIBIT 5.1

OPINION AND CONSENT OF COUNSEL

June 6, 2007

Exobox Technologies Corp.

Ladies and Gentlemen:

We have examined the registration statement on Form S-8 of Exobox Technologies Corp., a Nevada corporation (the "Registrant"), to be filed with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 20,000,000 shares of the Registrant's common stock, $.001 par value per share (the "Common Stock"), under the plan described in the Registration Statement (the "Plan").

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Common Stock pursuant to the Plan.

We are of the opinion that the shares of Common Stock, when issued and sold in the manner described in the Registration Statement and the exhibits thereto, will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Brewer & Pritchard, PC
Brewer & Pritchard, PC